Exhibit 15.6

29 March 2018 Direct line: 020 7951 4060 Email: jflaherty@uk.ey.com
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Dear Commissioners:
We have read Item 16F of Form 20-F dated 29 March 2018, of BP p.l.c. and are in agreement with the statements contained in paragraphs one, two, three and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Yours Faithfully

/s/ Ernst & Young LLP

London, United Kingdom

The UK firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited.
A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Solicitors Regulation Authority and other regulators. Further details can be found at http://www.ey.com/UK/en/Home/Legal.